Exhibit 99.1

Contact: J. Scott Kamsler Vice President and Chief Financial Officer Centillium Communications, Inc. (510) 771-3917 skamsler@centillium.com

CENTILLIUM COMMUNICATIONS ANNOUNCES SECOND
QUARTER 2006 FINANCIAL RESULTS

FREMONT, Calif., Aug. 1, 2006 - Centillium Communications, Inc. (NASDAQ: CTLM), a leading provider of broadband access solutions, today announced financial results for the second quarter ended June 30, 2006.

Net revenues for the second quarter of 2006 were $18.3 million, compared with $20.3 million during the first quarter of 2006 and $18.6 million for the second quarter of 2005.

The company reports its net income (loss) and basic and diluted net income (loss) per share in accordance with U.S. generally accepted accounting principles (GAAP) and additionally, on a non-GAAP basis. Non-GAAP net income (loss), where applicable, excludes the effect of stock-based compensation. The company uses the non-GAAP information internally to evaluate its operating performance and believes these non-GAAP measures are useful to investors as they provide additional insight into the underlying operating results. However, non-GAAP measures are not stated in accordance with, should not be considered in isolation from and are not a substitute for GAAP measures. A reconciliation of GAAP to non-GAAP results is provided in the table immediately below the Non-GAAP Consolidated Statements of Operations included in this release.

The GAAP gross margin was 52.5% (52.6%, non-GAAP) for the second quarter of 2006, compared with 56.8% (57.0%, non-GAAP) for the first quarter of 2006, and 48.7% (48.7%, non-GAAP) for the second quarter of 2005. The decrease in the gross margin for the second quarter of 2006, compared with the first quarter of 2006, was primarily due to a $1.7 million charge for excess inventory.

GAAP results were a net loss of $1.6 million, or ($0.04) per share, for the second quarter of 2006, compared with a net loss of $313,000, or ($0.01) per share, for the first quarter of 2006 and a net loss of $3.7 million, or ($0.10) per share, for the second quarter of 2005. The GAAP results for 2006 include charges for stock-

based compensation due to the adoption of Statement of Financial Accounting Standards No. 123R, Share Based Payment ("SFAS 123R"), effective Jan. 1, 2006.

Non-GAAP results, which exclude the effect of stock based-compensation, were a net loss of $771,000, or ($0.02) per share, for the second quarter of 2006 compared with net income of $581,000, or $0.01 per share, for the first quarter of 2006 and a net loss of $3.7 million, or ($0.10) per share, for the second quarter of 2005.

Total cash and short-term investments increased for a fifth consecutive quarter to $64.3 million at June 30, 2006, compared with $63.5 million at March 31, 2005. In addition, the company remains debt free.

"Although during the second quarter our net revenues were as expected, our ADSL revenues from Japan declined by 30% to $8.4 million, compared with $12.0 million in the previous quarter. We expect a continued decline in our Japan ADSL revenues in the coming quarters," said Faraj Aalaei, co-founder and CEO of Centillium. "Our second quarter 2006 revenues, as a percentage of net revenues by region, were approximately 51 percent from Japan, 23 percent from Asia, excluding Japan, 14 percent from the U.S. and 12 percent from Europe. Also, our second quarter 2006 revenues, as a percentage of net revenues by market, were 73 percent from DSL, 22 percent from VoIP and 5 percent from Optical," said Aalaei.

"During the second quarter, we announced ARION™, our extreme VDSL2™ system-on-a-chip product family. ARION is targeted for the Central Office (CO) and Customer Premises Equipment (CPE) markets, and it brings unprecedented voice and video quality for multi-channel video, HDTV, video-on-demand and interactive gaming applications. The ARION product family also complements our existing PON and VoIP products, providing an optimum solution for Optical and voice gateways," said Aalaei.

A conference call to review the second quarter 2006 financial results will follow this release at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the call, please dial (517) 623-4705, pass code: Centillium. A replay will be made available approximately one hour after the conclusion of the call and will remain available for approximately one week. To access the replay, dial (402) 280-1608. The conference call will also be web cast over the Internet; visit the Investor Relations section of the Centillium Communications website at www.centillium.com to access the call from the website. This web cast will be recorded and available for replay on the Centillium website from approximately two hours after the conclusion of the conference call until Sept. 30, 2006.

About Centillium Communications, Inc.

Centillium Communications, Inc. is a leading innovator of high performance, cost-effective semiconductor solutions that give consumers, enterprises and service providers the winning edge in broadband access. The company's complete, end-to-end system-on-chip solutions accelerate development time-to-market for "last mile" products with Digital Subscriber Line (DSL), Fiber-To-The-Premises (FTTP) and Voice-over-Internet Protocol (VoIP) technologies. Centillium products include digital and mixed-signal integrated circuits and related software for DSL and FTTP central office and customer premises equipment and VoIP solutions for carrier- and enterprise-class gateways and consumer telephony. Centillium is a global company with headquarters in Fremont, CA. Additional information is available at www.centillium.com.

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

This press release includes statements that are forward-looking statements within the meaning of U.S. federal securities laws. For example, this press release speaks to the decline in Japan ADSL revenue, Centillium's ongoing focus on product and geographic diversity, and significance and expected success of Centillium's recently announced products, solutions and relationships. Actual results may differ materially from those indicated by such forward-looking statements based on a variety of risks and uncertainties, including without limitation the risks and uncertainties relating to the rate and breadth of deployment of broadband access in general, especially DSL, FTTP and VoIP technologies, and Centillium's technology solutions in particular; the successful development and market acceptance of Centillium's new products and technology; Centillium's dependence on a few significant customers for a substantial portion of its revenue; Centillium's ability to continue and expand on its relationships with new customers; the timing, rescheduling or cancellation of significant customer orders and Centillium's ability, as well as the ability of its customers, to manage inventory; Centillium's ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a cost-effective and timely manner; competitive pressures and other factors such as the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of Centillium's products; the timing of customer-industry qualification and certification of Centillium's products and the risks of non-qualification or non-certification; Centillium's ability to timely and accurately predict market requirements and evolving industry standards and to identify opportunities in new markets; changes in Centillium's product or customer mix; the satisfactory completion of the audits of Centillium's financial statements and systems of internal control; intellectual property disputes and customer indemnification claims and other types of litigation risk; the effectiveness of Centillium's expense and product cost control and reduction efforts; and Centillium's ability to attract, retain and motivate qualified personnel, including executive officers and other key management and technical personnel. Centillium undertakes no obligation to update forward-looking statements for any reason. Information about potential factors that could affect Centillium's financial results is included in Centillium's Annual Report on Form 10-K and in other documents on file with the Securities and Exchange Commission.

Centillium Communications, the Centillium Logo, ARION, and eXtremeVDSL2 are trademarks of
Centillium Communications, Inc. in the United States and certain other countries.
All rights reserved.

- Summary Financial Data Attached -

CENTILLIUM COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended
	June 30,	March 31,	June 30,
	2006	2006	2005
	(In thousands, except per share data)
Net revenues	$18,260	$20,254	$18,647
Cost of revenues (a)	8,667	8,741	9,564
Gross profit	9,593	11,513	9,083
Operating expenses:
Research and development (a)	6,484	6,636	5,917
Selling, general and administrative (a)	5,325	5,772	7,222
Total operating expenses	11,809	12,408	13,139
Operating loss	(2,216)	(895)	(4,056)
Interest income, net	710	616	381
Loss before provision for income taxes	(1,506)	(279)	(3,675)
Provision for income taxes	62	34	41
Net loss	$(1,568)	$(313)	$(3,716)

Basic and diluted net loss per share	$(0.04)	$(0.01)	$(0.10)

Shares used to compute basic and diluted net loss per share	40,514	40,282	39,042

(a) Includes stock-based compensation as follows:
Cost of revenues	$9	$22	$-
Research and development	317	349	-
Selling, general and administrative	471	523	-
	$797	$894	$-

CENTILLIUM COMMUNICATIONS, INC. NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2006	2006	2005
	(In thousands, except per share data)
Net revenues	$18,260	$20,254	$18,647
Cost of revenues	8,658	8,719	9,564
Gross profit	9,602	11,535	9,083
Operating expenses:
Research and development	6,167	6,287	5,917
Selling, general and administrative	4,854	5,249	7,222
Total operating expenses	11,021	11,536	13,139
Operating loss	(1,419)	(1)	(4,056)
Interest income, net	710	616	381
Income (loss) before provision for income taxes	(709)	615	(3,675)
Provision for income taxes	62	34	41
Non-GAAP net income (loss)	$(771)	$581	$(3,716)

Non-GAAP basic net income (loss) per share	$(0.02)	$0.01	$(0.10)

Non-GAAP diluted net income (loss) per share	$(0.02)	$0.01	$(0.10)

Shares used to compute Non-GAAP basic net income (loss) per share	40,514	40,282	39,042

Shares used to compute Non-GAAP diluted net income (loss) per share	40,514	41,861	39,042

Reconciliation of GAAP Results to Non-GAAP
	Three Months Ended
	June 30,	March 31,	June 30,
	2006	2006	2005
	(In thousands, except per share data)
Reconciliation of GAAP Net Loss to Non-GAAP Net Income (Loss)
GAAP net loss	$(1,568)	$(313)	$(3,716)
Stock-based compensation	797	894	-
Non-GAAP net income (loss)	$(771)	$581	$(3,716)

Reconciliation of GAAP Net Loss Per Share to Non-GAAP Net Income (Loss) Per Share
GAAP net loss per share	$(0.04)	$(0.01)	$(0.10)
Stock-based compensation (a)	0.02	0.02	-
Non-GAAP net income (loss) per share	$(0.02)	$0.01	$(0.10)

(a) Effective January 1, 2006, the Company adopted SFAS 123R, "Share-Based Payment", which requires the measurement of all employee share-based payments using a fair-value-based method and recording the expense over the service period. As a result our GAAP statement of operations for the three months ended June 30, 2006 and March 31, 2006 includes stock-based compensation of $797,000 and $894,000, respectively. Our financial statements for periods prior to 2006 are not required to be restated. Stock-based compensation expense for periods prior to 2006 does not include the value of stock options.

CENTILLIUM COMMUNICATIONS, INC. CONSOLIDATED BALANCE SHEETS (Unaudited)
	June 30,	December 31,
	2006	2005
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$35,476	$39,440
Short-term investments	28,809	21,900
Accounts receivable - net of allowance for doubtful accounts of $170 at
June 30, 2006 and $169 at December 31, 2005	6,119	7,177
Inventories	7,398	3,609
Other current assets	1,781	1,780
Total current assets	79,583	73,906
Property and equipment, net	2,698	3,529
Other assets	815	912
Total assets	$83,096	$78,347

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,432	$5,987
Accrued compensation and related expenses	3,766	4,247
Accrued liabilities	20,314	19,133
Total current liabilities	33,512	29,367
Other long-term liabilities	2,049	2,368

Stockholders' equity:
Common stock; $0.001 par value:
Authorized shares: 100,000,000; Issued and outstanding shares: 40,667,622
at June 30, 2006, 40,205,940 at December 31, 2005	41	40
Additional paid-in capital	249,846	247,081
Deferred compensation	-	(24)
Accumulated deficit	(202,321)	(200,440)
Accumulated other comprehensive loss	(31)	(45)
Total stockholders' equity	47,535	46,612
Total liabilities and stockholders' equity	$83,096	$78,347